Exhibit 99(a)

Cleveland-Cliffs Inc Announces Planned Private Offering of Convertible Preferred Stock

Cleveland-Cliffs Inc (NYSE:CLF), a leading supplier of iron ore pellets to the integrated steel industry, announced today that it intends to make a private offering of $100 million of redeemable cumulative convertible perpetual preferred stock subject to market and other customary conditions. The shares will be convertible into Cleveland-Cliffs Inc common shares at a price to be determined. The Company may also exchange the preferred stock for convertible subordinated debentures in certain circumstances. The Company intends to grant the initial purchaser of the shares a 30-day option to purchase up to an additional $15 million of shares of the preferred stock.

The Company intends to use the net proceeds of this offering to repay its existing senior notes, to make contributions to certain underfunded pensions plans, and for general corporate purposes.

The shares will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The shares will not be registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Cleveland-Cliffs, headquartered in Cleveland, Ohio, is the largest producer of high-quality iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

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References in this news release to the “Company” include subsidiaries and affiliates as appropriate in the context.

The statements above regarding the Company’s intent with respect to the private offering and use of proceeds are forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements for a number of reasons, including the level of investor interest in the offering and adverse changes in the capital markets.

Contacts:
Media:  (216) 694-4870
Financial Community:  (800) 214-0739 or (216) 694-5459